CHANGE OF CONTROL AGREEMENT



         This Change of Control Agreement is dated as of February 1, 2001 and is between Merisel Canada Inc., an Ontario corporation ("Canada"), and Mitchell Martin ("Associate").


         Canada desires to retain Associate. Accordingly, Associate and Canada desire to set forth the terms and conditions governing Associate's employment by Canada following a Change of Control (as defined below). Associate and Canada hereby agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:


                  (a) "Base Salary" shall mean Associate's annual base salary as in effect on the business day preceding a Change of Control or as the same may be increased thereafter from time to time, exclusive of any bonus or incentive compensation, benefits (whether standard or special), automobile allowances, relocation or tax equalization payments, pension payments or reimbursements for professional services.

                  (b) "Canada" shall include each successor enterprise of Merisel Canada Inc. that results from any merger, consolidation, reorganization, sale of assets or otherwise.

                  (c) A "Change of Control" shall have occurred if (i) any person, corporation, partnership, trust, association, enterprise or group, other than the Merisel, Inc., Merisel Americas, Inc. or one of their subsidiaries, shall become the beneficial owner, directly or indirectly, of outstanding capital stock of Canada possessing at least 50% of the voting power (for the election of directors) of the outstanding capital stock of Canada, or (ii) there shall be a sale of all or substantially all of Canada's assets or Canada shall merge or consolidate with another corporation and the stockholders of Canada immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of directors) of the outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stockholders of Canada before the transaction.

                  (d) "Covered Termination" shall mean any cessation of Associate's employment by Canada that occurs after a Change of Control other than as a result of (i) Termination for Cause, (ii) Associate's death or permanent disability, or (iii) Associate's resignation without Good Reason (as hereinafter defined).

                  (e) A resignation by Associate shall be with "Good Reason" if after a Change of Control (i) there has been a material reduction in Associate's job responsibilities from those that existed immediately prior to the Change of Control, it being understood that a mere change in title alone shall not

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constitute  a material  reduction  in  Associate's  job  responsibilities,  (ii)
without Associate's prior written approval, Canada requires Associate to be based anywhere other than Associate's then current location, it being understood that required travel on Canada's business to an extent consistent with Associate's business travel obligations prior to the Change of Control does not constitute "Good Reason," (iii) there is a reduction in Associate's Base Salary, except that an across-the-board reduction in the salary level of all of Canada's associates in the same percentage amount as part of a general salary level reduction shall not constitute "Good Reason," or (iv) a successor to all or substantially all of the business and assets of Canada fails to furnish Associate with the assumption agreement required by Section 6 hereof.

                  (f) "Termination for Cause" shall mean if Canada terminates Associate's employment for any of the following reasons: Associate misconduct (misconduct includes physical assault, insubordination, falsification or misrepresentation of facts on company records, fraud, dishonesty, willful destruction of company property or assets, or harassment of another associate by Associate in violation of Canada's policies); excessive absenteeism; abuse of sick time; or Associate's conviction for or a plea of nolo contendere by Associate to a felony or any crime involving moral turpitude.

                  (g)      "Expiration Date" shall mean July 31, 2002.

         2. Covered Termination Following Change of Control. If a Change of Control shall occur on or before the Expiration Date and if a Covered Termination shall occur within one year after the Change of Control, then: (A) Canada shall pay Associate as severance compensation an amount equal to one times Associate's Base Salary, which shall be paid to Associate bi-weekly in equal amounts over a period of fifty-two (52) weeks in accordance with Canada's standard payroll practices and (B) Canada will reimburse Associate for the cost of Associate's extended health coverage (including dental care) payments (at the level of coverage, including dependent care coverage, as in effect immediately prior to such Covered Termination) under Canada's health insurance plans for a fifty-two (52) week period following the date of the Covered Termination. The payments to be made to Associate upon a Covered Termination are in addition to the payments made to employees by Canada upon termination in the ordinary course, such as reimbursement for business expenses and vacation pay through the date of termination. The amount of any pay in lieu of notice to which Associate is entitled upon termination of employment, including statutory termination pay and severance pay, if any, shall be reduced by the payments made or to be made to Associate under this section.

         3. Withholding. Canada shall deduct from all payments paid to Associate under this Agreement any statutory deductions.


         4. Mitigation. Associate shall have no obligation to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise.

         5. Associate's Obligations. In exchange for Canada providing the above-described benefits to Associate, Associate agrees that prior to receiving

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any severance  compensation from Canada in respect of such Covered  Termination, whether under this Agreement or otherwise, Associate will execute and deliver to Canada a Waiver, Release and Confidentiality Agreement in the form provided by Canada.

         6. Assumption Agreement. Canada will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of Canada expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Canada would be required to perform it whether or not such succession had taken place.

         7. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of Canada and Associate; provided that Associate shall not assign any of Associate's rights or duties under this Agreement without the express prior written consent of Canada. This Agreement together with the Merisel Employment Agreement signed by Associate sets forth the parties' entire agreement with regard to the subject matter hereof and supersedes any other agreements, representations, or warranties made by either party to the other with respect to the subject matter of this Agreement, including any change of control agreement entered into prior to the date hereof between Associate and Canada and/or Merisel, Inc. This Agreement may be amended only by a written agreement signed by the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. Any waiver by either party of any breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first written above.

MERISEL CANADA INC.                               Mitchell Martin


By:
   -----------------------------------------      ----------------------------
Name: Timothy N. Jenson
Title: Executive Vice President